Exhibit 99.1

Ariba Reports Results for Fourth Quarter and Fiscal Year 2008

Company Posts 78% year-over-year increase in subscription software revenue

SUNNYVALE, Calif., October 23, 2008 — Ariba, Inc. (Nasdaq: ARBA), the leading spend management solutions provider, today announced results for the fourth quarter and fiscal year ended September 30, 2008.

Quarterly Financial and Operational Highlights:

•	Total Non-GAAP revenues of $86.4 million and EPS of $0.15

•	GAAP Revenues of $85.5 million and EPS of ($0.08)

•	Non-GAAP subscription software revenue of $33.5 million, up 78% year-over-year

•	12-month subscription software backlog up 78% year-over-year to $117 million.

•	Number of subscription software transactions up 243% year-over-year

“As the global financial crisis continues, companies are facing even greater pressure to cut costs and manage working capital,” said Bob Calderoni, Chairman and CEO, Ariba. “As the leading spend management solutions provider, Ariba is well-positioned to help them, and as evidenced by our results for the fourth quarter and fiscal year 2008, we continue to execute well to maximize this opportunity. Sales of our subscription software again reached record levels and our backlog continues to grow. Together, these assets give us strength in the face of economic uncertainty.”

Results for the Fourth Quarter of Fiscal Year 2008

Revenue:

Total GAAP revenues for the fourth quarter of fiscal year 2008 were $85.5 million, as compared to $75.5 million for the fourth quarter of fiscal year 2007. Subscription and maintenance revenues for the quarter were $51.0 million, as compared to $37.5 million for the fourth quarter of fiscal year 2007. Within subscription and maintenance revenues, subscription software revenue was $32.6 million for the quarter, as compared to $18.8 million for the fourth quarter of fiscal year 2007. Services and other revenues for the quarter were $34.5 million, as compared to $38.1 million for the fourth quarter of fiscal year 2007. On a Non-GAAP basis, total revenues for the fourth quarter of fiscal year 2008 were $86.4 million with subscription software revenue at $33.5 million. The difference between GAAP and Non-GAAP is approximately $0.9 million of revenue that was not recognized due to the impact of purchase accounting on contracts acquired through the acquisition of Procuri, Inc.

Earnings Per Share:

Net loss for the fourth quarter of fiscal year 2008 was $6.1 million, or $0.08 per share, as compared to a net loss for the fourth quarter of fiscal year 2007 of $3.8 million, or $0.05 per share. In addition to the revenue that was not recognized due to the impact of purchase accounting on contracts acquired through the acquisition of Procuri, the net loss for the fourth quarter of fiscal year 2008 included charges of $1.6 million for amortization of intangible assets, $10.0 million for stock-based compensation, a $5.1 million net real estate restructuring charge primarily related to the abandonment of additional space in the Company’s Sunnyvale campus and $1.2 million for severance primarily related to reorganization of our global engineering function. Excluding these items, Non-GAAP net income was $12.7 million, or $0.15 per diluted share.

Balance Sheet and Cash:

Total cash, cash equivalents, marketable securities, and investments were $137 million at September 30, 2008, down $46 million from September 30, 2007. The primary reason for the decrease in cash was due to cash payments made for the acquisition of Procuri. Net cash flow from operations for the three months ended September 30, 2008 was $10.2 million, as compared to $6.6 million for the three months ended September 30, 2007. Accounts receivable, on a days-sales-outstanding basis, were 30 days for the fourth quarter of fiscal 2008, as compared to 38 days for the fourth quarter of fiscal 2007, and down one day from the previous quarter. Total deferred revenues were $101.9 million at September 30, 2008, up $17.9 million from September 30, 2007.

Customer Acquisition and Transactions for the Quarter:

During the quarter, 224 companies of all sizes purchased Ariba solutions to drive their spend management strategies, including: Arizona Public Service, BP Plc, Emerson Electric Co., MetLife, Inc., National Grid Transco Plc, Pfizer, Inc., and PPG Industries, Inc. The company also added 33 new customers and closed 26 transactions over $1 million, including 16 software deals over $1 million. On-demand product deals totalled 185.

More than 1,000 companies worldwide, including more than half of the companies on the Fortune 500, currently use Ariba solutions to manage their spend from sourcing and orders through invoicing and payment.

Results for the Fiscal Year 2008

Revenue:

Total GAAP revenues for fiscal year 2008 were $328.1 million, as compared to $301.7 million for fiscal year 2007. Subscription and maintenance revenues for the year were $187.2 million, as compared to $142.3 million for fiscal year 2007. Within subscription and maintenance revenues, subscription software revenue was $112.3 million for the year, as compared to $67.6 million for fiscal year 2007. Services and other revenues for the year were $140.9 million, as compared to $159.4 million for the prior year. On a Non-GAAP basis, total revenues for fiscal year 2008 were $333.1 million with subscription software revenue at $117.3 million. The difference between GAAP and Non-GAAP is approximately $5 million of revenue that was not recognized due to the impact of purchase accounting on contracts acquired through the acquisition of Procuri, Inc.

Earnings Per Share:

Net loss for fiscal year 2008 was $41.1 million, or $0.53 per share, as compared to a net loss in fiscal year 2007 of $15.0 million, or $0.21 per share. In addition to the revenue that was not recognized due to the impact of purchase accounting on contracts acquired through the acquisition of Procuri, the net loss for fiscal year 2008 included charges of $15.0 million for amortization of intangible assets, $40.9 million for stock-based compensation, $7.4 million for real-estate lease restructuring, $2.7 million of severance and a $5.9 million charge related to a legal settlement. Excluding these items, Non-GAAP net income was $35.8 million, or $0.44 per diluted share.

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. PT / 5:00 p.m. ET to discuss its results for the fourth quarter and fiscal year 2008. To join the call, please dial (877) 407-8031 in the United States and Canada, or (201) 689-8031 if calling internationally. The conference call also will be webcast live, and can be accessed on the investor relations section of the company’s website at www.ariba.com or by logging in at www.vcall.com.

A replay of the conference call will be available for two weeks by calling (877) 660-6853 in the United States and Canada or (201) 612-7415 internationally and entering account number: 286 and conference ID number: 299118.

Ariba, Inc.

Ariba, Inc. is the leading provider of on-demand spend management solutions. Our mission is to transform the way companies of all sizes, across all industries, and geographies operate by delivering software, service, and network solutions that enable them to holistically source, contract, procure, pay, manage, and analyze their spend and supplier relationships. Delivered on demand, our enterprise-class offerings empower companies to achieve control of their spend and drive continuous improvements in financial and supply chain performance. More than 1,000 companies, including more than half of the companies on the Fortune 500, use Ariba solutions to manage their spend from sourcing and orders through invoicing and payment. For more information, visit www.ariba.com

Copyright © 1996 – 2008 Ariba, Inc.

Ariba, the Ariba logo, AribaLIVE, SupplyWatch, Ariba.com, Ariba.com Network and Ariba Spend Management. Find it. Get it. Keep it. are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba. This is Spend Management, Ariba Solutions Delivery, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Category Procurement, Ariba Contract Compliance, Ariba Contracts, Ariba Contract Management, Ariba Contract Workbench, Ariba Data Enrichment, Ariba eForms, Ariba Invoice, Ariba Payment, Ariba Sourcing, Ariba Spend Visibility, Ariba Travel and Expense, Ariba Procure-to-Pay, Ariba Workforce, Ariba Supplier Network, Ariba Supplier Connectivity, Ariba Supplier Performance Management, Ariba Content Procurement, Ariba PunchOut, Ariba QuickSource, PO-Flip, Ariba Spend Management Knowledge Base, Ariba Ready, Ariba Supply Lines, Ariba Supply Manager, Ariba LIVE, It’s Time for Spend Management and Supplier Lifecycle Management are trademarks or service marks of Ariba, Inc. All other brand or product names may be trademarks or registered trademarks of their respective companies or organizations in the United States and/or other countries.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from current expectations include, but are not limited to: the impact of the credit crises on Ariba’s results of operations and financial condition; delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies, long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions, including the impact of a recession; inability to control costs; changes in the company’s pricing or compensation policies; significant fluctuations in our stock price; the outcome of and costs associated with pending or potential future regulatory or legal proceedings; the impact of our acquisitions, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-Q filed with the SEC on August 6, 2008.

Investor Contact:

John Duncan

Ariba, Inc.

(650) 390-1200

Investor@ariba.com

Media Contact:

Karen Master

Ariba, Inc.

(412) 297-8177

kmaster@ariba.com

Ariba, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$86,804	$61,311
Marketable securities	—	83,667
Restricted cash	—	820
Accounts receivable, net	28,968	29,130
Prepaid expenses and other current assets	7,859	10,743

Total current assets	123,631	185,671

Property and equipment, net	19,773	20,230
Long-term investments	20,525	8,048
Restricted cash, less current portion	29,641	29,200
Goodwill	406,507	326,101
Other intangible assets, net	23,965	10,461
Other assets	3,419	3,875

Total assets	$627,461	$583,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,202	$10,882
Accrued compensation and related liabilities	21,480	24,192
Accrued liabilities	15,677	18,976
Restructuring obligations	19,925	19,065
Deferred revenue	95,519	76,110
Deferred income - Softbank	—	566

Total current liabilities	164,803	149,791

Deferred rent obligations	18,174	22,628
Restructuring obligations, less current portion	41,121	52,106
Deferred revenue, less current portion	6,396	7,917
Other long-term liabilities	5,949	—

Total liabilities	236,443	232,442

Stockholders’ equity:
Common stock	172	157
Additional paid-in capital	5,154,139	5,067,993
Accumulated other comprehensive (loss) income	(3,094)	1,112
Accumulated deficit	(4,760,199)	(4,718,118)

Total stockholders’ equity	391,018	351,144

Total liabilities and stockholders’ equity	$627,461	$583,586

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
Revenues:
Subscription and maintenance	$51,048	$37,458	$187,150	$142,309
Services and other	34,484	38,059	140,910	159,358

Total revenues	85,532	75,517	328,060	301,667

Cost of revenues:
Subscription and maintenance	10,665	8,175	40,088	32,709
Services and other	21,865	26,599	94,189	114,615
Amortization of acquired technology and customer intangible assets	1,388	3,288	14,257	14,074

Total cost of revenues	33,918	38,062	148,534	161,398

Gross profit	51,614	37,455	179,526	140,269

Operating expenses:
Sales and marketing	27,608	24,443	110,834	93,904
Research and development	11,392	12,314	52,270	51,159
General and administrative	11,909	10,672	48,919	39,780
Other income - Softbank	—	(3,391)	(566)	(13,564)
Amortization of other intangible assets	210	100	739	525
Restructuring and integration costs	6,274	(389)	10,108	(4,194)
Litigation provision	—	—	5,900	—

Total operating expenses	57,393	43,749	228,204	167,610

Loss from operations	(5,779)	(6,294)	(48,678)	(27,341)
Interest and other income, net	(201)	2,839	8,359	14,301

Loss before income taxes	(5,980)	(3,455)	(40,319)	(13,040)
Provision for income taxes	77	329	743	1,937

Net loss	$(6,057)	$(3,784)	$(41,062)	$(14,977)

Net loss per share - basic and diluted	$(0.08)	$(0.05)	$(0.53)	$(0.21)
Weighted average shares - basic and diluted	79,835	71,657	77,318	70,106

Ariba, Inc. and Subsidiaries

Cash Flows

(Unaudited; in thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
Operating activities:
Net loss	$(6,058)	$(3,784)	$(41,062)	$(14,977)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for (recovery of) doubtful accounts	396	18	506	(267)
Depreciation	2,013	1,824	7,903	7,010
Amortization of intangible assets	1,598	3,388	14,996	14,599
Stock-based compensation	9,989	6,190	40,859	32,449
Restructuring charge (benefit)	6,274	(389)	10,108	(4,194)
Realized gain - currency translation adjustment	—	—	—	(2,625)
Changes in operating assets and liabilities:
Accounts receivable	(691)	5,361	3,609	2,801
Prepaid expense and other assets	584	(1,189)	5,948	(945)
Accounts payable	914	842	1,225	1,019
Accrued compensation and related liabilities	184	4,117	(3,687)	(502)
Accrued liabilities	(714)	(231)	(7,914)	(3,554)
Deferred income - Softbank	—	(3,391)	(566)	(13,564)
Deferred revenue	1,633	(782)	13,258	18,351
Restructuring obligations	(5,946)	(5,366)	(23,592)	(19,028)

Net cash provided by operating activities	10,176	6,608	21,591	16,573

Investing activities:
Cash paid for acquisitions, net of cash acquired	—	—	(55,638)	—
Purchases of property and equipment	(2,463)	(2,257)	(7,657)	(7,410)
Sales of investments, net of purchases	778	32,473	68,185	(5,456)
Allocation from restricted cash, net	287	—	1,022	1,830

Net cash (used in) provided by investing activities	(1,398)	30,216	5,912	(11,036)

Financing activities:
Proceeds from issuance of common stock, net	2,658	2,261	6,394	6,570
Repurchase of common stock	(2,689)	(1,302)	(7,203)	(3,558)

Net cash (used in) provided by financing activities	(31)	959	(809)	3,012

Effect of exchange rates on cash and cash equivalents	(488)	262	(1,201)	765

Net change in cash and cash equivalents	8,259	38,045	25,493	9,314

Cash and cash equivalents at beginning of period	78,545	23,266	61,311	51,997

Cash and cash equivalents at end of period	$86,804	$61,311	$86,804	$61,311

Non-GAAP Financial Measures

The accompanying press release dated October 23, 2008 contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures in the press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP measures include non-GAAP revenues, non-GAAP cost of revenues, gross profit, operating expenses, (loss) income from operations, net (loss) income and net (loss) income per share amounts.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primary financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For example, our non-GAAP financial measures have the effect of excluding a purchase accounting adjustment, costs and expenses from our operating results that should be properly considered under a system of accrual accounting. In addition, our non-GAAP financial measures differ from GAAP measures with the same names, may vary over time and may differ from non-GAAP financial measures with the same or similar names used by other companies. Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude a purchase accounting adjustment and costs and expenses that we do not believe are indicative of the ongoing operating performance of our business and our senior management. Although these items should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance. The non-GAAP financial measures disclosed in the accompanying press release are used by our Board of Directors and senior management to evaluate our current operating performance, are used in evaluating the performance of our senior management, and are used in our budget and planning processes. We believe that our non-GAAP financial measures are helpful to investors by facilitating comparisons of our current and prior operating results and by facilitating comparisons of our operating results with those of other software companies.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
Revenue reconciliation:
GAAP revenue	$85,532	$75,517
Purchase accounting adjustment	904	—

Total non-GAAP revenues	$86,436	$75,517

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
Expense reconciliation:
GAAP revenue	$85,532	$75,517
GAAP net loss	6,057	3,784

Total GAAP expenses	91,589	79,301

Amortization of intangible assets	(1,598)	(3,388)
Stock-based compensation	(9,989)	(6,190)
Restructuring and integration	(6,274)	389

Total non-GAAP operating expenses	$73,728	$70,112

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
Net income (loss) reconciliation:
GAAP net loss	$(6,057)	$(3,784)
Purchase accounting adjustment	904	—
Amortization of intangible assets	1,598	3,388
Stock-based compensation	9,989	6,190
Restructuring and integration	6,274	(389)

Non-GAAP net income	$12,708	$5,405

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
Net income (loss) per share reconciliation:
GAAP net loss per share - basic	$(0.08)	$(0.05)
Purchase accounting adjustment	0.01	—
Amortization of intangible assets	0.02	0.05
Stock-based compensation	0.13	0.09
Restructuring and integration	0.08	(0.01)

Non-GAAP net income per share - basic	$0.16	$0.08

Non-GAAP net income per share - diluted	$0.15	$0.07

Weighted average shares - basic	79,835	71,657
Weighted average shares - diluted	85,033	76,315

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Year Ended September 30, 2008	Year Ended September 30, 2007
Revenue reconciliation:
GAAP revenue	$328,060	$301,667
Purchase accounting adjustment	5,007	—

Total non-GAAP revenues	$333,067	$301,667

	Year Ended September 30, 2008	Year Ended September 30, 2007
Expense reconciliation:
GAAP revenue	$328,060	$301,667
GAAP net loss	41,062	14,977

Total GAAP expenses	369,122	316,644

Amortization of intangible assets	(14,996)	(14,599)
Stock-based compensation	(40,859)	(32,449)
Restructuring and integration	(10,108)	4,194
Litigation provision	(5,900)	—

Total non-GAAP operating expenses	$297,259	$273,790

	Year Ended September 30, 2008	Year Ended September 30, 2007
Net income (loss) reconciliation:
GAAP net loss	$(41,062)	$(14,977)
Purchase accounting adjustment	5,007	—
Amortization of intangible assets	14,996	14,599
Stock-based compensation	40,859	32,449
Restructuring and integration	10,108	(4,194)
Litigation provision	5,900	—

Non-GAAP net income	$35,808	$27,877

	Year Ended September 30, 2008	Year Ended September 30, 2007
Net income (loss) per share reconciliation:
GAAP net loss per share - basic	$(0.53)	$(0.21)
Purchase accounting adjustment	0.06	—
Amortization of intangible assets	0.19	0.21
Stock-based compensation	0.53	0.46
Restructuring and integration	0.13	(0.06)
Litigation provision	0.08	—

Non-GAAP net income per share - basic	$0.46	$0.40

Non-GAAP net income per share - diluted	$0.44	$0.37

Weighted average shares - basic	77,318	70,106
Weighted average shares - diluted	82,250	74,677

Discussion of Specific Items Excluded From Non-GAAP Financial Measures

Our non-GAAP financial measures include a purchase accounting adjustment related to deferred revenues and generally exclude costs and expenses for (i) amortization of intangible assets related to acquisitions, (ii) stock-based compensation and (iii) restructuring and integration. We exclude these items because we believe they are not closely related to the ongoing operating performance of our business and the performance of our senior management and are generally excluded from our budget and planning process. In addition to these reasons, we believe our non-GAAP financial measures are also helpful to investors by facilitating comparisons of our operating results over different time periods and by facilitating comparisons of our financial performance with that of other companies. In addition, except for costs and expenses related to restructuring and integration, these items are non-cash items that do not affect cash flows.

(1) Purchase accounting adjustment – deferred revenue. As announced on December 17, 2007, Ariba acquired Procuri, Inc. In accordance with the fair value provisions of EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree, acquired deferred revenue of approximately $4.5 million was recorded on the opening balance sheet, which was approximately $5.9 million lower than the historical carrying value. Although this purchase accounting requirement has no impact on the Company’s business or cash flow, it adversely impacts the Company’s reported GAAP revenue primarily for the first twelve months post- acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related subscription terms are renewed in future periods.

(2) Amortization of Acquired Intangible Assets. In accordance with GAAP, we amortize intangible assets acquired in connection with acquisitions over the estimated useful lives of the assets. We exclude these amortization costs in our non-GAAP financial measures because they (i) result from prior acquisitions, rather than the ongoing operating performance of our business, and (ii) absent additional acquisitions, are expected to decline over time as the remaining carrying amounts of these assets are amortized. We believe excluding these costs helps investors compare our financial performance with that of other companies with different acquisition histories. However, as with impairment charges, we recognize that amortization costs provide a helpful measure of the financial impact and performance of prior acquisitions and consider our non-GAAP financial measures in conjunction with our GAAP financial results that include amortization costs.

(3) Stock-Based Compensation Expenses. We exclude stock-based compensation expense associated with stock options and stock granted to employees and non-executive directors in our non-GAAP financial measures. While stock-based compensation is a significant component of our expenses, we believe that investors wish to be able to exclude the effects of stock-based compensation expense in comparing our financial performance with that of other companies.

(4) Restructuring and integration. We recorded restructuring related to lease abandonment accruals and severance and related benefits in the three months and twelve months ended September 30, 2008. We exclude this from our non-GAAP financial measures because it is unrelated to our ongoing operations and is significantly impacted by factors outside our control. We believe excluding restructuring and integration helps investors compare our operating performance with that of other companies. We recognize, however, that restructuring and integration will impact cash flows and that we and investors should carefully consider the impact of these costs on future cash flows.